Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Benjamin Pratt GNC Corporation 412-402-7453 benjamin-pratt@gnc-hq.com
GNC COMPARABLE STORE SALES INCREASE
IN FOURTH QUARTER
     PITTSBURGH — January 12, 2006 — GNC Corporation, the largest global specialty retailer of nutritional supplements, today announced its comparable store sales results for the fourth quarter and full year of 2005.
     Domestic comparable store sales for the fourth quarter of 2005 increased 8.1 percent for corporate stores and 1.5 percent for franchise stores. For the year, comparable store sales in domestic corporate stores decreased 1.5 percent, while comparable store sales in domestic franchise stores decreased 4.8 percent. These results represent improved comparable store sales performance during the second half of 2005, offsetting negative trends in the diet category in the first half of the year.
     “We are very pleased with our progress in rebuilding our business in 2005, and we are optimistic for continued business improvement in 2006,” said President and Chief Executive Officer Joseph Fortunato.
     GNC’s comparable store sales improved each successive quarter in 2005, finishing the year significantly ahead of first quarter results. Domestic corporate comparable store sales improved from a decrease of 7.8 percent in the first quarter of the year to an increase of 8.1 percent in the fourth quarter. Domestic franchise comparable store sales increased from a decrease of 8.0 percent in the first quarter to an increase of 1.5 percent in the fourth quarter. These results demonstrate the considerable progress achieved since GNC was acquired by Apollo Management LP in December 2003.
     GNC, based in Pittsburgh, PA, is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements.